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                                   EXHIBIT 99


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                           SEAGRAM TO ACQUIRE POLYGRAM
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                 Transaction Creates Global Entertainment Leader
                          World's Largest Music Company
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   Seagram to Sell Tropicana Through IPO To Unlock Full Value For Shareholders
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                  Philips to Invest Up to $2 Billion in Seagram
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MONTREAL, May 21, 1998 -- The Seagram Company Ltd. today announced that it has reached an agreement in principle with Royal Philips Electronics N.V. and PolyGram N.V. to acquire PolyGram in a transaction valued at 10.6 billion. PolyGram will be combined with Universal Studios, Inc., Seagram's entertainment subsidiary, upon completion of the transaction. The combination would create the world's largest music company, and a global entertainment leader.

Seagram said that Universal would acquire Philips' 75 percent ownership position in PolyGram through a tender offer for all issued shares, including publicly-held shares, for NLG 117, or approximately U.S. $59 per share in cash or, at the shareholders' election, for cash and Seagram common shares. The agreement in principle calls for Seagram to issue a maximum of approximately
47.9 million common shares (12 percent of the outstanding shares after the transaction), or approximately $2 billion in value.

The Board of Directors of Seagram and the Board of Management and the Supervisory Board of Philips each unanimously approved the agreement in principle, and the Board of Management and the Supervisory Board of PolyGram each has unanimously recommended the proposed offer as fair and in the best interests of PolyGram shareholders.

Separately, Seagram's Board of Directors authorized the sale of Tropicana Products, Inc. through an initial public offering of common stock. The Company said it was selling Tropicana as part of its continuing effort to realign the Company's assets as well as to realize the subsidiary's full value for Seagram shareholders.

Edgar Bronfman, Jr., President and Chief Executive Officer of Seagram, said:
"These announcements herald an important transformation of Seagram. We will manage two highly-focused businesses of global scope and scale --entertainment and spirits and wine. With the acquisition of PolyGram, we become a global entertainment leader, including the world's largest music company, with a truly impressive roster of musical talent. We're delighted to be buying the world's preeminent music company and to be able to integrate it with Universal at an estimated cost savings of $275-$300 million annually."


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Mr. Bronfman continued: "While we become predominantly an entertainment company as a result of these transactions -- with nearly 75% of our attributed EBITDA derived from our entertainment assets -- we remain as committed as ever to our spirits and wine businesses, which have defined this Company and fueled its growth for more than three generations. Its premium brands, global distribution and consistent cash flow remain an important contributor to the Company's growth and operations."

Frank J. Biondi, Jr., Chairman and Chief Executive Officer of Universal Studios, Inc., said: "The addition of PolyGram to Universal's operations moves us to the forefront of the entertainment industry. Universal will now operate the largest music company in the world, the second largest theme park resort company, a major motion picture studio, and a worldwide television production and distribution business. And our 45% equity interest in USA Networks gives us exceptional opportunities in domestic television and electronic commerce."

Cornelis Boonstra, President and Chief Executive Officer of Philips, said: "This transaction allows Philips to focus its resources on achieving world-class status in its core businesses. With the divestment of its stake in PolyGram, Philips will have accomplished its main objectives in the restructuring of the company. Philips will now be in a strategically strong position to further build on the core competences of the organization. This transaction offers PolyGram new and exciting opportunities to grow within a focused entertainment culture."

The agreement in principle also contemplates that Philips would irrevocably commit to tender all its PolyGram shares into the Seagram tender offer, to acquire as many Seagram shares as are available in the tender offer, and to hold its Seagram shares for no less than two years.

Seagram said that upon the closing of the transaction, Mr. Boonstra would join Seagram's Board of Directors.

Seagram said that Tropicana will file shortly with the Securities and Exchange Commission a Registration Statement for the public offering of 100 percent of Seagram's interest in Tropicana. Proceeds from the sale would be used to partially fund the acquisition of PolyGram. Seagram estimates a value of U.S. $3.5 billion to $4.0 billion for the Tropicana subsidiary, making the sale one of the largest U.S. initial public offerings. This offering of Tropicana common stock will be made only by means of a prospectus.

Mr. Bronfman said: "We've been extremely pleased with the performance of Tropicana, which we bought for $1.2 billion in 1988. But as Tropicana grew into a more valuable asset, we concluded that the increased value was not being fully reflected in Seagram's share price."

Mr. Bronfman added: "While the timing of today's announcement regarding Tropicana will certainly help facilitate the PolyGram transaction, it is important to note that we would have found a way to realize the full value of Tropicana for our shareholders even without the PolyGram transaction."


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The balance of the funding for the acquisition of PolyGram will come from borrowings and potential asset sales, including the sale of PolyGram's Filmed Entertainment Unit. Mr. Bronfman said: "Philips, PolyGram and Seagram will explore the possibility of a sale of PolyGram's film properties. We believe these properties represent significant value and we may be able to further enhance their value to our shareholders by selling these assets."

Universal Studios also said today that the management of Universal Studios and PolyGram would meet immediately to identify the management team that would lead the various units of the combined company.

This announcement does not constitute the making of a tender offer for PolyGram shares. The agreement in principle and Seagram's obligation to commence a tender offer (and the tender itself) will be subject to customary conditions, including execution and delivery of definitive agreements, preparation of the offering documents, and obtaining necessary regulatory and other approvals, including the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and approval by way of a decision of the Commission of the European Communities. The PolyGram transaction is expected to close within four to six months.

Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. served as financial advisors. Simpson Thacher & Bartlett served as legal counsel.

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers, beers and mixers throughout more than 150 countries and territories. The entertainment company, Universal Studios, Inc., produces and distributes motion picture, television and home video products, recorded music under the Universal Music Group, which includes MCA Music Publishing and Universal Concerts, and such labels as MCA Records, MCA Records Nashville, GRP Recording Company, Geffen Records, Universal Records, Interscope Records, and Hip-O Records; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide. The Company's corporate website is located at www.seagram.com.

PolyGram is a global entertainment company with annual revenues over $5.5 billion. It is the world's leading record company with such pop and classical record labels as A&M, Decca/London, Def Jam, Deutsche Grammophon, Island, London, Mercury, Motown, Philips Music Group, Polydor and Verve. Through its PolyGram Filmed Entertainment division, PolyGram is also a leading producer and distributor of film, television and video. Its film companies include Gramercy Pictures, Interscope Communications, PolyGram Films, PolyGram Television, PolyGram Video, Propaganda Films and Working Title Films. PolyGram is quoted on the Amsterdam and New York stock exchanges (PLG). PolyGram's U.S. website is at www.PolyGram-US.com.

Royal Philips Electronics N.V. of the Netherlands is one of the world's biggest electronics companies, with sales of over US $39 billion in 1997. It is a global leader in color television sets, lighting, home telephony products, electric shavers and recorded music (PolyGram). Its


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264,700 employees in more than 60 countries are active in the areas of semiconductors and components, consumer products, professional products and systems, lighting, and software and services. Philips is quoted on the New York, London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at www.news.philips.com.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are not guarantees of future performance and involve risks and uncertainties, including but not limited to future global economic conditions, foreign exchange rates, regulatory approvals, market conditions, the actions of competitors and other factors beyond the control of the Company.


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